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                                                                    EXHIBIT 99.2



         KANSAS CITY, MO, April 19, 2004 -- After review and consultation with its financial advisors and outside legal counsel, the Board of Directors of Butler Manufacturing Company (BBR:NYSE) has determined that the additional information provided by Robertson-Ceco Corporation ("RCC") on April 16, 2004 only served to highlight the vagueness and uncertainty of RCC's proposal to acquire Butler.

         "The Board believes the RCC proposal is riddled with contingencies," said John Holland, Chairman and Chief Executive Officer of Butler. "Because the RCC proposal is too vague and uncertain for the Board to conclude that it represents a Superior Proposal, Butler is precluded under the merger agreement with BlueScope Steel Limited ("BlueScope") from entering into or participating in discussions with RCC at this time. The Board continues to recommend that Butler stockholders vote for approval and adoption of the BlueScope merger agreement."

         On April 16, Butler received additional information from RCC regarding its unsolicited proposal to acquire Butler. RCC also issued a related press release on April 16 purporting to describe this additional information. While RCC chose to publish and file with the SEC its original April 13, 2004 letter to Butler's Board of Directors, RCC chose not to publish in full the April 16 information. In the interest of full disclosure, Butler is today filing with the SEC a complete copy of the April 16 information delivered by RCC to Butler.

         As previously announced and described in the proxy statement mailed to Butler stockholders on March 26, 2004, Butler has entered into an Agreement and Plan of Merger with BlueScope whereby Butler stockholders would be entitled to receive $22.50 per share in cash. A special meeting of Butler stockholders is scheduled on April 27, 2004 to vote on the proposed merger with BlueScope. As previously announced on April 16, Butler expects to meet the financial milestones established in the BlueScope merger agreement for the quarter ended March 31, 2004 that are a condition to BlueScope's obligation to consummate the merger.

         Under the terms of the merger agreement with BlueScope, a Superior Proposal is defined as an acquisition transaction that is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and other aspects, and would result in a more favorable outcome than the BlueScope merger from a financial point of view to Butler stockholders if consummated, taking into account the proposed timing.

         The April 16 information purported to provide evidence of equity financing that was available to RCC from Longleaf Partners Small-Cap Fund ("Longleaf") and debt financing from LaSalle Bank N.A. ("LaSalle"). In reviewing these materials, the Board had the following observations and concerns:




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         -    The Longleaf and LaSalle proposals are non-binding term sheets--in the case of Longleaf "for discussion purposes only", and in the case of LaSalle "does not constitute a commitment"--and do not represent any promise to provide funding;

         - The Longleaf and LaSalle proposals clearly indicate any funding would be subject to detailed documentation and legal, financial and business due diligence on both Butler and the RCC companies, including environmental and other field audits and the like, as well as special comfort on other matters such as available insurance coverage and trends regarding RCC's asbestos claims and the solvency of RCC before and after the transaction, all of which would reasonably be expected to be a lengthy process, even if successfully concluded;

         - Nothing in the Longleaf and LaSalle proposals alters the fact that the RCC proposal is complex, multi-party, highly contingent and conditional, and lacks any formal agreements, timetable or assurances that it would ever be consummated;

         - The $26.00 per share value referenced by RCC is not a cash payment to Butler stockholders but merely a hypothetical value used as a means for establishing an exchange ratio for Butler's stock relative to RCC's stock in a merger transaction. Despite RCC's implications to the contrary in the April 16 press release, RCC has given no assurance that the actual trading value for Butler's stock in the market would be $26.00 per share following the completion of a transaction;

         - The proposed combined balance sheet provided for the three RCC operating entities reflects $42 million of cumulative losses;

         - The Board continues to be mindful of the existing Noteholder Amendment Agreement, dated December 30, 2003, that requires Butler to conclude a transaction that provides for payment in full of all Butler's obligations to its senior noteholders by April 30, 2004, and believes that the merger with BlueScope will be closed, subject to stockholder approval, immediately following the special meeting of Butler stockholders on April 27.

         The Board weighed the relative certainty of the BlueScope merger against the apparent risk and uncertainty associated with consummating the transactions outlined in the RCC proposal. In light of Butler's current financial condition, the Board also considered the risks of continuing to operate Butler's business for the extended period of time necessary to seek to conclude the transactions proposed by RCC. These factors also contributed to the Board's evaluation of the RCC proposal.

         "We are convinced that the merger with BlueScope represents the best available transaction for Butler shareholders," said Holland.

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components,

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and provides construction and real estate services for the nonresidential construction market.

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Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2003 Annual Report to the Securities and Exchange Commission on page 4.